Exhibit 99.1

STEWART ENTERPRISES REPORTS $.11 EARNINGS PER SHARE FROM CONTINUING OPERATIONS

FOR THE THIRD QUARTER OF 2012

REPORTS HIGHEST NINE-MONTH REVENUE AND GROSS PROFIT IN FOUR YEARS

NEW ORLEANS, LA September 5, 2012 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the third quarter ended July 31, 2012, which reflect strong improvement in gross profit as a result of increased revenues and the Company’s continuous focus on effectively controlling its costs.

The Company reported net earnings from continuing operations for the quarter ended July 31, 2012 of $9.9 million, or $.11 per diluted share, compared to net earnings from continuing operations of $12.2 million, or $.13 per diluted share, for the quarter ended July 31, 2011. Net earnings from continuing operations for the quarter ended July 31, 2011 included a $12.4 million ($7.3 million after tax, or $.08 per diluted share) recovery related to the settlement of the Hurricane Katrina litigation.

After adjusting earnings from continuing operations for the Hurricane Katrina recovery and certain other items, as discussed in the table “Reconciliation of Non-GAAP Financial Measures,” the Company reported adjusted earnings from continuing operations of $9.6 million, or $.11 per diluted share for the quarter ended July 31, 2012, compared to adjusted earnings from continuing operations of $7.1 million, or $.08 per diluted share for the quarter ended July 31, 2011.

Thomas M. Kitchen, President and Chief Executive Officer, stated, “For the quarter, we significantly improved adjusted net earnings by 35 percent and adjusted earnings per share by 38 percent. Some additional highlights of the third quarter compared to the same quarter of last year include:

•	Achieving a 4 percent increase in revenue, a 24 percent increase in gross profit and a 340 basis point improvement in gross profit margin;

•	Improving cemetery gross profit by 51 percent and cemetery gross profit margin by 520 basis points;

•	Increasing funeral gross profit by 10 percent and improving funeral gross profit margin by 200 basis points;

•	Generating operating cash flow of $30.3 million, or an increase of 22 percent, and free cash flow of $26.7 million, or an increase of 41 percent;

•	Realizing a 19 percent improvement in adjusted EBITDA to $26.5 million, as discussed in the table “Reconciliation of Non-GAAP Financial Measures;” and

•

Producing total returns of 1 percent in our preneed trusts and total returns of 2 percent in our perpetual care trusts. For the nine months ended July 31, 2012, we produced total returns of 9 percent in our preneed trusts and 11 percent in our perpetual care trusts.”

Mr. Kitchen added, “Fiscal year 2012 continues to be a very successful year for our Company and our shareholders. For the first nine months of 2012, we increased total revenue by more than $3 million and gross profit by $6 million, which reflects the highest nine-month revenue and gross profit in four years. In addition, we improved adjusted net earnings by $3 million or an additional $.04 per adjusted diluted share, compared to the first nine months of 2011. We continued to invest in our cremation inventory development projects spending approximately $7 million in the first nine months of fiscal year 2012, which represents a $5 million increase over the same period of last year. Cemetery cremation sales improved by 20 percent during the first nine months of 2012 compared to the same period of last year, highlighting the positive returns of our ongoing cremation initiative. Our sales team continues to produce strong results by expanding sales and profitability and delivering an improved customer experience. In fact, for the first nine months of 2012, we have increased preneed funeral sales by 13 percent and improved cemetery property sales by 5 percent compared to the first nine months of 2011, resulting in the best start to a fiscal year in preneed sales in four years.”

Mr. Kitchen continued, “During the third quarter we repurchased 1 million shares of our common stock for an average price of $7.26 per share, resulting in a more than 5 percent decrease in total shares outstanding in the last twelve months. Over the last three years, we have increased our quarterly dividend by more than 60 percent, resulting in a return of approximately $36 million in dividends to our shareholders over the same time period. Even after the significant deployments of cash flow, our balance sheet and liquidity remain strong with $79 million in cash and marketable securities on hand with no amounts borrowed on our $150 million credit facility.”

During the third quarter of 2012, our Board of Directors appointed Dr. John B. Elstrott, Jr. to the newly created position of lead independent director. Among his primary responsibilities as lead independent director, Dr. Elstrott will act as the principal liaison between the independent directors and the CEO and preside at Board meetings and executive sessions of independent directors. Mr. Kitchen commented, “Our Board is pleased that Dr. Elstrott has agreed to serve as lead independent director, which we believe will enhance our Board’s effectiveness.”

Mr. Kitchen concluded, “The changes we have made to reorganize the Company, improve sales and profitability and improve customer satisfaction are reflected in the strong results for the third quarter and have laid the foundation to ensure the Company’s long-term success. We appreciate the dedication and commitment of our entire team to embrace these changes and make these strong results possible.”

Third Quarter Results

FUNERAL

•	Funeral revenue increased $0.1 million, or 0.1 percent, to $68.9 million for the third quarter of 2012.

•

Same-store services increased 0.5 percent, or 65 events, which the Company believes compares favorably to industry-wide data. The increase was partially offset by a 0.2 percent decrease in same-store average revenue per funeral service.

•

Funeral gross profit increased $1.4 million, or 9.7 percent, to $15.8 million for the third quarter of 2012 compared to $14.4 million for the same period of 2011, primarily due to the Company’s continuing focus on effectively controlling its costs. Funeral gross profit margin improved 200 basis points to 22.9 percent for the third quarter of 2012 from 20.9 percent for the third quarter of 2011.

•	The cremation rate for the Company’s same-store operations was 43.3 percent for the third quarter of 2012 compared to 43.1 percent for the third quarter of 2011.

•

Net preneed funeral sales increased 6.6 percent during the third quarter of 2012 compared to the third quarter of 2011. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•

Cemetery revenue increased $4.8 million, or 8.6 percent, to $60.4 million for the third quarter of 2012. This increase is primarily due to a $2.6 million improvement in revenue due to an increase in construction on various cemetery projects, coupled with a $1.5 million improvement in cemetery property revenue due to revenue recognition requirements for cemetery property sales being met. In addition, the Company improved the reserve for cancellations by $0.3 million and increased cemetery services performed by $0.3 million.

•	Cemetery property sales improved $0.3 million, or 1.0 percent, compared to the third quarter of 2011.

•

Cemetery gross profit increased $3.8 million, or 51.4 percent, to $11.2 million for the third quarter of 2012 compared to $7.4 million for the same period of 2011. This increase is primarily attributable to the increase in cemetery revenue, as previously noted, coupled with the Company’s continuing focus on effectively controlling its costs. Cemetery gross profit margin improved 520 basis points to 18.5 percent for the third quarter of 2012 from 13.3 percent for the same period of 2011.

OTHER

•

Corporate general and administrative expenses increased $0.5 million to $7.3 million for the third quarter of 2012, compared to $6.8 million for the same period of 2011. Due to the strong operating results for the third quarter of 2012, the Company increased its accrual for incentive compensation during the period. While the Company increased the accrual in the quarter, it is consistent with the incentive accrual for the nine months ended July 31, 2011.

•

Results for the third quarter of 2011 include $12.4 million related to the settlement of Hurricane Katrina insurance litigation. The settlement increased pre-tax earnings for the third quarter of 2011 by $12.4 million, net earnings by $7.3 million and diluted earnings per share by $.08.

•

The effective tax rate for continuing operations for the quarter ended July 31, 2012 was 27.9 percent compared to 45.3 percent for the same period in 2011. The increased rate in the third quarter of 2011 was primarily due to a $1.6 million tax expense resulting from an increase in the valuation allowance for capital losses. In the third quarter of 2012, the Company recorded a tax benefit of $1.1 million resulting from a reduction in the valuation allowance for capital losses, associated with the improved performance of the Company’s trust portfolio.

•	During the third quarter of 2012, the Company repurchased 1.0 million shares of its Class A common stock for an average price of $7.26 per share under its stock repurchase program.

•

In August 2012, the Company received approval from the Internal Revenue Service for a change in tax accounting method resulting in the deferral of approximately $52.0 million in revenue, thereby increasing the Company’s net operating loss carryforward. This increase in the net operating loss will result in approximately $21.0 million of reduced future tax payments in 2012 and 2013. Based on currently approved changes, the Company expects to have federal net operating losses and certain tax credits which will allow it to have nominal federal cash taxes in fiscal years 2012, 2013 and 2014.

•

On August 29, 2012, Hurricane Isaac made landfall in southern Louisiana. Although impacted by the event, the Company’s corporate headquarters building and its New Orleans funeral homes and cemeteries were able to restore operations shortly thereafter. The Company’s buildings and operations are insured against damages resulting from such events subject to standard deductibles.

Year to Date Results

FUNERAL

•

Funeral revenue declined $1.9 million, or 0.9 percent, to $213.7 million for the first nine months of fiscal 2012. This decline is primarily due to a 1.8 percent decrease in same-store funeral services, which the Company believes is generally consistent with industry-wide data in the Company’s markets, coupled with a $0.6 million decline in revenue related to trust activities. This decrease was partially offset by a 0.5 percent improvement in same-store average revenue per funeral service. In addition, the Company increased insurance commission revenue by $0.6 million, or 5.1 percent, primarily due to the increase in net preneed funeral sales.

•

Funeral gross profit increased $0.2 million, or 0.4 percent, to $53.0 million for the first nine months of 2012, primarily as a result of the Company’s continuing focus on effectively controlling its costs. Funeral gross profit margin improved 30 basis points to 24.8 percent for the first nine months of 2012 from 24.5 percent for the same period of 2011.

•	The cremation rate for the Company’s same-store operations was 43.0 percent for the first nine months of 2012 compared to 42.6 percent for the same period of 2011.

•

Net preneed funeral sales increased 13.4 percent during the first nine months of fiscal 2012 compared to the same period of 2011. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•

Cemetery revenue increased $5.3 million, or 3.2 percent, to $173.0 million for the first nine months of fiscal 2012. This increase is primarily due to a $2.0 million increase in revenue related to trust activities and a $0.7 million improvement in the reserve for cancellations. These improvements were partially offset by a $1.2 million decline in finance charges as a result of reduced interest rates in this low interest rate environment.

•	Cemetery property sales improved $3.6 million, or 4.8 percent, compared to the first nine months of 2011.

•

Cemetery gross profit increased $5.6 million, or 24.5 percent, to $28.5 million for the first nine months of 2012, primarily attributable to the increase in cemetery revenue, as previously noted, coupled with the Company’s continuing focus on effectively controlling its costs. Cemetery gross profit margin improved 280 basis points to 16.5 percent for the first nine months of 2012 from 13.7 percent for the same period of 2011.

OTHER

•

Corporate general and administrative expenses increased $0.7 million to $20.2 million for the first nine months of 2012, compared to $19.5 million for the same period of 2011. During the first nine months of 2012, the Company experienced an increase in spending on continuous improvement and third-party growth initiatives, compared to the same period of last year.

•

Results for the nine months ended July 31, 2011 include $12.4 million related to the settlement of Hurricane Katrina insurance litigation. The settlement increased prior year’s pre-tax earnings by $12.4 million, net earnings by $7.3 million and diluted earnings per share by $.08.

•

The Company recorded $2.9 million in restructuring and other charges during the first nine months of fiscal year 2012. This charge was primarily related to separation pay, termination benefits and a non-cash asset impairment due to the restructuring of the sales and operations of the organization, as well as a separate reduction in workforce associated with the Company’s ongoing continuous improvement initiative. For the three and nine months ended July 31, 2012, the decline in costs associated with the restructuring of the Company’s sales and operations, as well as its reduction in force are consistent with the previously announced expectations of approximately $10 million on an annual basis. For additional information, see Note 14 to the condensed consolidated financial statements included in the Company’s Form 10-Q.

•

As a result of the prior year refinancing of the Company’s senior notes and revolving credit facility in April 2011, the Company recorded a $1.9 million charge for the early extinguishment of debt during the nine months ended July 31, 2011.

•

The effective tax rate for continuing operations for the nine months ended July 31, 2012 was 32.7 percent compared to 39.9 percent for the same period in 2011. For the nine months ended July 31, 2012, the Company recorded a benefit of $2.1 million resulting from a reduction in the valuation allowance for capital losses, associated with the positive performance of its trust portfolio. During the nine months ended July 31, 2011, the Company recorded a benefit of $1.8 million resulting primarily from a reduction in the valuation allowance for capital losses associated with the positive performance of the trust portfolio. This benefit was partially offset by a $2.9 million one-time, non-cash charge to income tax expense, as a result of the revaluation of its Puerto Rican deferred tax assets due to a change in Puerto Rican tax legislation.

•

During the first nine months of 2012, the Company decided to hold one of its e-commerce businesses for sale with the results of its operations and the related impairment included in discontinued operations.

•

During the first nine months of 2012, the Company repurchased 2.9 million shares of the Company’s Class A common stock for $19.0 million under its stock repurchase program. Subsequent to July 31, 2012, the Company repurchased an additional 0.5 million shares of outstanding Class A common stock for $3.2 million. Since the reinstatement of the stock repurchase program in September 2010, the Company has purchased a total of 8.7 million shares for $55.0 million. The Company currently has $21.5 million remaining under its $125.0 million program.

•

The Company’s weighted average diluted shares outstanding decreased to 86.6 million shares for the nine months ended July 31, 2012 compared to 91.1 million shares for the same period of 2011. The decrease is primarily a result of the Company’s stock repurchase program, which has yielded a positive impact on the Company’s earnings per share.

Cash Flow Results and Debt for Total Operations

•

Cash flow provided by operating activities for the third quarter of fiscal year 2012 was $30.3 million compared to $24.8 million for the same period of last year. The increase in operating cash flow is primarily due to an improvement in net earnings after adjusting for the non-cash impact of the Hurricane Katrina settlement, which the Company received in the fourth quarter of 2011. In addition, the increase is due in part to the timing of trust withdrawals and deposits, partially offset by a $2.1 million change in tax payments. The Company paid $1.0 million in net tax payments in the third quarter of 2012, compared to receiving $1.1 million of net tax refunds in the third quarter of 2011.

•

Cash flow provided by operating activities for the first nine months of 2012 was $58.7 million compared to $60.5 million for the same period of last year. During the first nine months of 2012, the Company invested $16.2 million in several cemetery inventory development projects, compared to $11.6 million for the same period of last year. This spending includes a $7.2 million investment in the Company’s cremation inventory development projects during the first nine months of fiscal 2012, or a $5.2 million increase over the same period of last year. In addition, the Company experienced changes in working capital during the first nine months of 2012, partly driven by the timing of trust withdrawals and deposits.

•

Free cash flow was $26.7 million for the third quarter of 2012 compared to $19.0 million for the third quarter of 2011. The increase in free cash flow is primarily due to the changes in operating cash flow, as described above, coupled with a $2.2 million decline in maintenance capital expenditures. In the third quarter of 2011, the Company experienced an increase in maintenance capital expenditures due in part to several large building improvement projects the Company undertook in fiscal year 2011 that were substantially completed by the end of the third quarter of fiscal year 2011, as well as increased vehicle and equipment purchases as the Company assessed lease versus purchase decisions for its fleet.

•	Free cash flow was $47.3 million for the first nine months of 2012 compared to $47.6 million for the first nine months of 2011.

•

The Company paid $3.4 million, or $.04 per share, and $10.0 million, or $.115 per share, in dividends for the third quarter and first nine months of 2012, respectively, compared to $3.2 million, or $.035 per share, and $8.7 million, or $.095 per share, in dividends during the third quarter and first nine months of 2011, respectively.

Trust Performance

The following returns include realized and unrealized gains and losses:

•

For the quarter ended July 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 1.0 percent, and its perpetual care trusts experienced a total return of 2.4 percent.

•

For the last nine months ended July 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 9.1 percent, and its perpetual care trusts experienced a total return of 10.6 percent.

•

For the last three years ended July 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an average annual total return of 10.5 percent, and its perpetual care trusts experienced an average annual total return of 11.5 percent.

•

For the last five years ended July 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an average annual total return of 2.0 percent, and its perpetual care trusts experienced an average annual total return of 4.2 percent.

•	For the nine months ended July 31, 2012, the fair market value of the Company’s portfolio improved $40.9 million to $845.5 million.

Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 217 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results on Thursday, September 6, 2012 at 10 a.m. Central Standard Time. The teleconference dial-in number is 1-800-303-0442, using pass code 33184832. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 1-847-413-3733. A replay of the call will be available by dialing 1-888-843-7419 (from within the continental United States) or 1-630-652-3042 (from outside the continental United States), and using pass code 3318 4832# until September 20, 2012, at 11:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until October 6, 2012.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,
	2012	2011
Revenues:
Funeral	$68,883	$68,761
Cemetery	60,356	55,596

	129,239	124,357

Costs and expenses:
Funeral	53,128	54,380
Cemetery	49,125	48,225

	102,253	102,605

Gross profit	26,986	21,752
Corporate general and administrative expenses	(7,326)	(6,704)
Restructuring and other charges	(305)	—
Hurricane related recoveries, net	—	12,349
Net gain on dispositions	—	11
Other operating income, net	191	512

Operating earnings	19,546	27,920
Interest expense	(5,873)	(5,500)
Loss on early extinguishment of debt	—	(73)
Investment and other income, net	57	30

Earnings from continuing operations before income taxes	13,730	22,377
Income taxes	3,834	10,146

Earnings from continuing operations	9,896	12,231

Discontinued operations:
Loss from discontinued operations before income taxes	(380)	(365)
Income tax benefit	(122)	(120)

Loss from discontinued operations	(258)	(245)

Net earnings	$9,638	$11,986

Basic earnings per common share:
Earnings from continuing operations	$.11	$.13
Loss from discontinued operations	—	—

Net earnings	$.11	$.13

Diluted earnings per common share:
Earnings from continuing operations	$.11	$.13
Loss from discontinued operations	—	—

Net earnings	$.11	$.13

Weighted average common shares outstanding (in thousands):
Basic	85,798	90,182

Diluted	86,178	90,741

Dividends declared per common share	$.040	$.035

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2012	2011
Revenues:
Funeral	$213,646	$215,601
Cemetery	173,015	167,685

	386,661	383,286

Costs and expenses:
Funeral	160,685	162,784
Cemetery	144,456	144,754

	305,141	307,538

Gross profit	81,520	75,748
Corporate general and administrative expenses	(20,264)	(19,548)
Restructuring and other charges	(2,852)	—
Hurricane related recoveries, net	—	12,245
Net gain (loss) on dispositions	332	(389)
Other operating income, net	773	1,193

Operating earnings	59,509	69,249
Interest expense	(17,544)	(16,968)
Loss on early extinguishment of debt	—	(1,884)
Investment and other income, net	148	394

Earnings from continuing operations before income taxes	42,113	50,791
Income taxes	13,773	20,262

Earnings from continuing operations	28,340	30,529

Discontinued operations:
Loss from discontinued operations before income taxes	(2,065)	(810)
Income tax benefit	(644)	(309)

Loss from discontinued operations	(1,421)	(501)

Net earnings	$26,919	$30,028

Basic earnings per common share:
Earnings from continuing operations	$.32	$.33
Loss from discontinued operations	(.01)	—

Net earnings	$.31	$.33

Diluted earnings per common share:
Earnings from continuing operations	$.32	$.33
Loss from discontinued operations	(.01)	—

Net earnings	$.31	$.33

Weighted average common shares outstanding (in thousands):
Basic	86,295	90,497

Diluted	86,619	91,058

Dividends declared per common share	$.115	$.095

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	July 31, 2012	October 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$78,077	$65,688
Restricted cash and cash equivalents	6,250	6,250
Marketable securities	727	662
Receivables, net of allowances	50,379	49,146
Inventories	36,384	35,859
Prepaid expenses	6,220	5,055
Deferred income taxes, net	17,624	29,768

Total current assets	195,661	192,428
Receivables due beyond one year, net of allowances	70,929	67,979
Preneed funeral receivables and trust investments	428,604	409,296
Preneed cemetery receivables and trust investments	220,629	216,582
Goodwill	249,584	247,038
Cemetery property, at cost	400,697	396,014
Property and equipment, at cost:
Land	47,652	46,538
Buildings	356,651	353,688
Equipment and other	203,022	197,766

	607,325	597,992
Less accumulated depreciation	318,258	305,708

Net property and equipment	289,067	292,284
Deferred income taxes, net	85,110	79,793
Cemetery perpetual care trust investments	259,440	240,392
Other assets	14,153	15,292

Total assets	$2,213,874	$2,157,098

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	July 31, 2012	October 31, 2011
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$6	$5
Accounts payable and accrued expenses	21,539	24,547
Accrued payroll and other benefits	19,417	18,181
Accrued insurance	22,452	22,398
Accrued interest	4,310	2,129
Estimated obligation to fund cemetery perpetual care trust	12,064	12,017
Other current liabilities	9,733	10,013
Income taxes payable	4,074	1,173

Total current liabilities	93,595	90,463
Long-term debt, less current maturities	320,850	317,821
Deferred income taxes, net	5,509	5,104
Deferred preneed funeral revenue	240,648	240,286
Deferred preneed cemetery revenue	265,635	259,237
Deferred preneed funeral and cemetery receipts held in trust	580,147	558,194
Perpetual care trusts’ corpus	257,706	238,980
Other long-term liabilities	20,427	19,337

Total liabilities	1,784,517	1,729,422

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 82,281,197 and 84,421,416 shares at July 31, 2012 and October 31, 2011, respectively	82,281	84,421
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at July 31, 2012 and October 31, 2011; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	492,153	515,274
Accumulated deficit	(148,673)	(175,592)
Accumulated other comprehensive income:
Unrealized appreciation of investments	41	18

Total accumulated other comprehensive income	41	18

Total shareholders’ equity	429,357	427,676

Total liabilities and shareholders’ equity	$2,213,874	$2,157,098

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2012	2011
Cash flows from operating activities:
Net earnings	$26,919	$30,028
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net loss on dispositions	539	389
Loss on early extinguishment of debt	—	1,884
Non-cash restructuring charge	1,236	—
Premiums paid on early extinguishment of debt	—	(850)
Depreciation and amortization	19,859	20,308
Non-cash interest and amortization of discount on senior convertible notes	4,127	3,957
Provision for doubtful accounts	3,041	3,859
Share-based compensation	2,630	2,275
Excess tax benefits from share-based payment arrangements	(23)	(154)
Provision for deferred income taxes	6,935	16,566
Estimated obligation to fund cemetery perpetual care trust	567	72
Other	90	(206)
Changes in assets and liabilities:
Increase in receivables	(7,380)	(14,014)
Increase in prepaid expenses	(1,165)	(1,359)
Increase in inventories and cemetery property	(5,636)	(2,844)
Federal income tax refunds	—	1,698
Increase (decrease) in accounts payable and accrued expenses	1,307	(2,029)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	1,703	4,683
Increase (decrease) in deferred preneed funeral revenue	503	(4,082)
Decrease in deferred preneed funeral receipts held in trust	(2,959)	(1,098)
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments	409	(5,342)
Increase (decrease) in deferred preneed cemetery revenue	6,398	(1,503)
Increase (decrease) in deferred preneed cemetery receipts held in trust	(695)	8,959
Increase (decrease) in other	334	(730)

Net cash provided by operating activities	58,739	60,467

Cash flows from investing activities:
Proceeds from sales of certificates of deposit and marketable securities and release of restricted funds	2,006	10,000
Deposits of restricted funds and purchases of restricted cash equivalents and marketable securities	(2,036)	(6,912)
Proceeds from the sale of assets	533	332
Purchase of subsidiaries and other investments, net of cash acquired	(3,113)	(9,110)
Additions to property and equipment	(16,215)	(15,688)
Other	87	103

Net cash used in investing activities	(18,738)	(21,275)

Cash flows from financing activities:
Proceeds of long-term debt	—	200,000
Repayments of long-term debt	(4)	(200,004)
Debt refinancing costs	(34)	(5,933)
Issuance of common stock	1,433	1,386
Purchase and retirement of common stock	(19,075)	(15,622)
Dividends	(9,955)	(8,662)
Excess tax benefits from share-based payment arrangements	23	154

Net cash used in financing activities	(27,612)	(28,681)

Net increase in cash	12,389	10,511
Cash and cash equivalents, beginning of period	65,688	56,060

Cash and cash equivalents, end of period	$78,077	$66,571

Supplemental cash flow information:
Cash paid during the period for:
Income taxes, net	$2,542	$2,215
Interest	$11,452	$13,613

Non-cash investing and financing activities:
Issuance of common stock to directors	$437	$456
Issuance of restricted stock, net of forfeitures	$1,084	$924

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED JULY 31, 2012 AND 2011

(Unaudited)

The Company recorded several items during the three and nine months ended July 31, 2012 and 2011 that impacted earnings from continuing operations: a non-cash interest expense related to the Company’s senior convertible notes, restructuring and other charges, loss on early extinguishment of debt, a perpetual care funding obligation, net hurricane related recoveries, net gain on dispositions and unusual tax adjustments. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items.

	Three Months Ended July 31,				Nine Months Ended July 31,
	2012		2011		2012		2011*
	millions	per share	millions	per share	millions	per share	millions	per share
Adjusted Balances are Net of Tax (1)
Consolidated net earnings	$9.6	$.11	$12.0	$.13	$26.9	$.31	$30.0	$.33
Add: Loss from discontinued operations	0.3	—	0.2	—	1.4	.01	0.5	—

Earnings from continuing operations	9.9	.11	12.2	.13	28.3	.32	30.5	.33

Add: Non-cash interest expense on senior convertible notes (2)	0.6	.01	0.6	.01	1.9	.02	1.8	.02
Add: Restructuring and other charges (3)	0.2	—	—	—	1.8	.02	—	—
Add: Loss on early extinguishment of debt	—	—	—	—	—	—	1.1	.01
Add: Perpetual care funding obligation (4)	—	—	—	—	0.4	—	—	—
Add: Hurricane related recoveries, net	—	—	(7.3)	(.08)	—	—	(7.3)	(.08)
Subtract: Net gain on dispositions	—	—	—	—	(0.2)	—	—	—
Subtract: Unusual tax adjustments	(1.1)	(.01)	1.6	.02	(2.1)	(.02)	1.1	.01

Adjusted earnings from continuing operations	$9.6	$.11	$7.1	$.08	$30.1	$.34	$27.2	$.30

*	Figures do not foot due to rounding.
(1)	The tax rate associated with the Company’s adjustment for restructuring and other charges for the three and nine months ended July 31, 2012 is 31.0 percent and 37.25 percent, respectively. The tax rate associated with the Company’s adjustment for the perpetual care funding obligation for the nine months ended July 31, 2012 is 37.25 percent. The tax rate associated with the Company’s adjustment for net hurricane related recoveries for the three and the nine months ended July 31, 2011 was 41.0 percent. The tax rate associated with the Company’s adjustment for the loss on early extinguishment of debt and net gain on dispositions for the nine months ended July 31, 2011 was 38.3 percent.
(2)	Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes, which has been applied retrospectively in the Company’s financial statements. For additional information, see Note 3 to the financial statements included in the Company’s Form 10-K for the year ended October 31, 2011. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 35.8 percent and 37.25 percent for the three and nine months ended July 31, 2012, respectively. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 38.3 percent for both the three and nine months ended July 31, 2011.
(3)	The Company recorded $2.6 million in restructuring and other charges during the second quarter of 2012 and an additional $0.3 million in the third quarter of 2012. These charges were primarily related to separation pay, termination benefits and a non-cash asset impairment due in part to the restructuring of the sales and operations of the organization, along with a reduction in workforce associated with the Company’s continuous improvement initiative.
(4)	As a result of Eastman Kodak’s bankruptcy, the Company recorded a charge to record a probable funding obligation related to the Company’s perpetual care trusts during the first quarter of 2012.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED JULY 31, 2012 AND 2011

(Unaudited)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to make strategic investments, repurchase stock, repay debt or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and nine months ended July 31, 2012 and 2011:

Free Cash Flow	Three Months Ended July 31,		Nine Months Ended July 31,
(Dollars in millions)	2012	2011	2012	2011
Net cash provided by operating activities (1)	$30.3	$24.8	$58.7	$60.5
Less: Maintenance capital expenditures (2)	(3.6)	(5.8)	(11.4)	(12.9)

Free cash flow	$26.7	$19.0	$47.3	$47.6

(1)	Cash flow provided by operating activities for the third quarter of fiscal year 2012 was $30.3 million compared to $24.8 million for the same period of last year. The increase in operating cash flow is primarily due to an improvement in net earnings after adjusting for the non-cash impact of the Hurricane Katrina settlement, which the Company received in the fourth quarter of 2011. In addition, the increase is due in part to the timing of trust withdrawals and deposits, partially offset by a $2.1 million change in tax payments. The Company paid $1.0 million in net tax payments in the third quarter of 2012, compared to receiving $1.1 million of net tax refunds in the third quarter of 2011.

Cash flow provided by operating activities for the first nine months of 2012 was $58.7 million compared to $60.5 million for the same period of last year. During the first nine months of 2012, the Company invested $16.2 million in several cemetery inventory development projects, compared to $11.6 million for the same period of last year. This spending includes a $7.2 million investment in the Company’s cremation inventory development projects during the first nine months of fiscal 2012, or a $5.2 million increase over the same period of last year. In addition, the Company experienced changes in working capital during the first nine months of 2012, partly driven by the timing of trust withdrawals and deposits.

(2)	In the third quarter of 2011, the Company experienced an increase in maintenance capital expenditures due in part to several large building improvement projects the Company undertook in fiscal year 2011 that were substantially completed by the end of the third quarter of fiscal year 2011, as well as increased vehicle and equipment purchases as the Company assessed lease versus purchase decisions for its fleet.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED JULY 31, 2012 AND 2011

(Unaudited)

Adjusted EBITDA is defined as earnings from continuing operations plus depreciation and amortization, interest expense, early extinguishment of debt, perpetual care funding obligations, restructuring and other charges and income taxes, less net gain on dispositions and net hurricane recoveries. Adjusted EBITDA margins are calculated by dividing adjusted EBITDA by revenue.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following table provides a reconciliation between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA for the three and nine months ended July 31, 2012 and 2011:

Adjusted EBITDA	Three Months Ended July 31,		Nine Months Ended July 31,
(Dollars in millions)	2012	2011	2012	2011
Consolidated net earnings	$9.6	$12.0	$26.9	$30.0
Add: Loss from discontinued operations	0.3	0.2	1.4	0.5

Earnings from continuing operations	9.9	12.2	28.3	30.5
Add: Depreciation and amortization	6.6	6.8	19.8	20.3
Add: Interest expense	5.9	5.5	17.5	17.0
Add: Loss on early extinguishment of debt	—	0.1	—	1.9
Add: Perpetual care funding obligation (1)	—	—	0.6	—
Add: Restructuring and other charges	0.3	—	2.9	—
Add: Income taxes	3.8	10.1	13.8	20.3
Subtract: Net gain on dispositions	—	—	(0.3)	—
Subtract: Hurricane related recoveries, net	—	(12.4)	—	(12.3)

Adjusted EBITDA	$26.5	$22.3	$82.6	$77.7

(1)	As a result of Eastman Kodak’s bankruptcy, the Company recorded a charge to record a probable funding obligation related to the Company’s perpetual care trusts during the first quarter of 2012.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:

•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial unrealized losses in the investments in our trusts, including:

•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;

•	effects on at-need and preneed sales of a weak economy;

•	effects on revenue due to the changes in the number of deaths in our markets and recent annual declines in funeral call volume;

•

effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•

effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•

effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;

and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2011, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT:	Lewis J. Derbes, Jr. Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400